Exhibit 99.2

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Reports September Revenue and Linage

SAN JOSE, Oct. 14, 2005 – Three newspapers acquired at the end of August are included in the September 2005 numbers, but not in the 2004 numbers.

For the month, total advertising revenue was up 5.8%. Retail was up 5.6%, national was up 1.2% and classified was up 7.8%. Help wanted was up 19.5%, real estate was up 13.9% and auto was down 10.1%.

Total operating revenue was up 5.1% for the month and up 1.8% for the year.

Total ad revenue for the month was up 11.8% in Miami, 8.1% in St. Paul, 7.2% in San Jose, 5.2% in Contra Costa, 1.5% in Fort Worth and 0.4% in Charlotte. Philadelphia and Kansas City were soft.

Retail was up 21.4% in San Jose, 11.1% in St. Paul, 7.7% in Miami, 6.5% in Charlotte, 2.3% in Fort Worth and 1.6% in Contra Costa. Philadelphia and Kansas City were soft.

National was up 25.7% in Contra Costa, 9.2% in San Jose, 7.3% in St. Paul and 6.1% in Fort Worth. Philadelphia, Kansas City, Miami and Charlotte were soft.

Classified was up 27.1% in Miami, 6.4% in Columbia, 5.2% in St. Paul, 4.6% in Contra Costa and 3.6% in Philadelphia. Kansas City was virtually flat, and San Jose and Charlotte were soft.

Other revenue was up 9.6%, due primarily to augmentation revenue and commercial print revenue. Circulation revenue was up 1.2% for the month.

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 32 daily newspapers in 29 U.S. markets, with a readership of 8.5 million daily and 11.0 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

(FR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

STATISTICAL REPORT

For the period of 9/1/05 - 9/25/05

	September		Percent Change	Year-to-Date		Percent Change
	2005	2004		2005	2004
REVENUE ($000) - See Notes 1 & 2

Advertising
Retail	87,078	82,424	5.6%	768,461	750,325	2.4%
National	30,121	29,762	1.2%	275,707	276,830	-0.4%
Classified	74,972	69,522	7.8%	681,316	652,244	4.5%

Total	192,171	181,708	5.8%	1,725,484	1,679,399	2.7%
Circulation	41,790	41,279	1.2%	392,980	403,405	-2.6%
Other Revenue	7,599	6,935	9.6%	65,667	63,038	4.2%

Total Operating Revenue	241,560	229,922	5.1%	2,184,131	2,145,842	1.8%

AVERAGE CIRCULATION
(000’s of copies including Detroit) - Note 1
Morning	3,208	3,302	-2.8%	3,205	3,289	-2.5%
Evening	156	166	-6.0%	155	172	-10.2%
Daily	3,365	3,469	-3.0%	3,360	3,461	-2.9%
Sunday	4,396	4,518	-2.7%	4,360	4,461	-2.3%

ADVERTISING LINAGE
(000’s of six-column inches) - Note 2
Full-Run ROP
Retail	1,163.0	1,053.9	10.4%	9,687.1	9,841.1	-1.6%
National	247.5	257.2	-3.8%	2,307.3	2,345.0	-1.6%
Classified	1,439.6	1,445.3	-0.4%	13,346.6	13,714.5	-2.7%

Total	2,850.1	2,756.4	3.4%	25,341.0	25,900.6	-2.2%

Factored Part-Run ROP	191.9	174.3	10.1%	1,859.5	1,790.1	3.9%

TOTAL PREPRINTS INSERTED	615,146	601,140	2.3%	5,628,754	5,577,865	0.9%

Statistical Report

For the period of 9/1/05 - 9/25/05

	September		Percent Change	Year-to-Date		Percent Change
	2005	2004		2005	2004
FULL-RUN ROP ADVERTISING LINAGE DATA
By Markets (000’s of six-column inches) - Note 2

Akron Beacon Journal	109.4	123.8	-11.6%	1,083.7	1,152.7	-6.0%
Charlotte Observer	126.6	129.6	-2.3%	1,178.6	1,189.9	-0.9%
Columbia State	96.5	92.5	4.3%	840.8	881.5	-4.6%
Contra Costa	116.9	120.6	-3.1%	1,062.2	1,035.6	2.6%
Fort Wayne News-Sentinel, Journal Gazette	96.4	109.3	-11.8%	1,042.0	1,020.1	2.1%
Fort Worth Star Telegram	159.7	167.2	-4.5%	1,548.2	1,663.9	-7.0%
Kansas City Star	148.7	159.8	-6.9%	1,487.2	1,496.2	-0.7%
Lexington Herald-Leader	89.7	95.7	-6.3%	870.8	865.4	0.6%
Miami Herald & el Nuevo Herald	165.2	151.8	8.8%	1,535.6	1,471.8	4.3%
Philadelphia Newspapers	165.1	187.5	-11.9%	1,547.1	1,709.7	-9.5%
St. Paul Pioneer Press	100.6	101.8	-1.2%	892.1	919.8	-3.0%
San Jose Mercury News	172.5	190.8	-9.6%	1,594.8	1,793.7	-11.1%
Wichita Eagle	78.1	72.1	8.3%	739.6	674.6	9.6%
All Other Dailies	1,224.7	1,053.9	16.2%	9,918.3	10,025.7	-1.1%

Total - Full-Run ROP	2,850.1	2,756.4	3.4%	25,341.0	25,900.6	-2.2%

Note 1 - Average circulation copies are included in all periods for the recently acquired newspapers (The (Boise) Idaho Statesman, The Olympian and The Bellingham Herald). Circulation copies at the Biloxi Herald have been eliminated from September 2004.

Note 2 - Measured by individual Knight Ridder newspapers. Where necessary, certain previously reported linage has been restated to be consistent with measurement guidelines currently in use.

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For further information, call Polk Laffoon IV at 408-938-7838